Exhibit 4.1(b)

SECONDMENT AGREEMENT DEAKIN UNIVERSITY - AUTOGEN LIMITED

SCOPE

This extension of the current secondment agreement has been struck on behalf of Greg Collier, Professor from Deakin University who has agreed to work on secondment at the Autogen Limited. (hereafter “Autogen”) as Chief Operating Officer for an additional period of 3 years.

DATES OF SECONDMENT EXTENSION

1 March 2003 to 28 February 2006.

TERMS AND CONDITIONS

The parties understand that Professor Collier will remain in the direct employ of Deakin University, with his terms and conditions of employment remaining as specified in the appropriate industrial agreements and statutes.

Further to this Professor Collier acknowledges that these terms and conditions may be subject to change as a result of negotiations in accordance with the Employee Relations Act 1992, or the making of an Award by the Federal Industrial Relations Commission, in which case Deakin undertakes to notify Professor Collier and management of Autogen.

HOURS OF WORK

It is understood that Professor Collier will work 36.75 hours per week, with the actual hours of work to be negotiated with his designated supervisor.

SALARY

Deakin University agrees to invoice the Autogen at 3-monthly intervals for retrospective costs incurred, on the basis of a pro-rata salary rate of Professor Collier, $97,565 annum plus on-costs of 27.15%.  The parties agree that any increase in salary to which Professor Collier becomes entitled during the period of secondment, will be billed by Deakin to Autogen with the prior written consent of Autogen which shall not be unreasonably withheld.

DUTIES

Duties will be negotiated between Professor Collier and his designated supervisor.

ANNUAL LEAVE

Appointees are required to take their recreation leave entitlements during the period of secondment. During the period of secondment Autogen agrees to grant leave to Professor Collier for all Public Holidays for which he has entitlement under the appropriate industrial agreement. Should Professor Collier seek to take annual leave during the period of the secondment, he acknowledges he must first obtain the approval of his designated supervisor as well as the supervisor of his substantive position at Deakin. No costs will be charged to Autogen for any such leave.

OTHER LEAVE

The parties acknowledge that as specified for annual leave, no costs will be charged to Autogen for any forms of leave granted or taken (e.g. accident, sick, compassionate etc) during the period of the secondment.

WORKERS COMPENSATION

Any injuries incurred at work during the course of the secondment, which are compensable under the Workcover system, are to the liability of Deakin.

Any paperwork deemed necessary to record working hours, location, salary administration etc will be supplied by Deakin and completed and returned to Professor Collier to Deakin via his designated supervisor at Autogen.

CONTACT EXECUTIVES AUTOGEN

Joseph Gutnick

Telephone: 61 3 92341404

CONTACT DEAKIN UNIVERSITY

Professor John Catford

Telephone: 61 3 92446020

Should any significant issues arise during the course of the secondment which are not covered by this agreement, and which could not reasonably have been foreseen prior to commencing the secondment agreement, the parties agree to enter into open discussion with a view to resolving the issue to the satisfaction of all concerned.

At the end of the period of the secondment, the incumbent will return to his current substantive

I, Greg Collier agree to work on secondment at Autogen according to the terms and conditions outlined in this agreement.

Signature	19/3/02
Greg Collier

We, the undersigned agree to the secondment of Professor Collier from Deakin University to Autogen for the period specified, and in accordance with the terms and conditions outlined in this agreement.

Authorised on behalf of		Authorised on behalf of

Autogen		Deakin University

Signature		Signature

Position	Chairman and Managing Director	Position Dean: Health and Behavioural
Sciences

Name	Joseph Gutnick	Name Professor John Catford